Exhibit 5.1

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
TEL  215.665.8500
FAX:  215.864.8999
 www.ballardspahr.com

February 1, 2018

OpGen, Inc. 708 Quince Orchard Road Suite 205 Gaithersburg, Maryland 20878

RE: OpGen, Inc.

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the "Company"), and are rendering this opinion in connection with the filing of a registration statement under Rule 462 of the Securities Act of 1933, as amended (the "Securities Act") (the "Rule 462 Registration Statement"), related to a registration statement on Form S-1 (File No. 333-222140) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act on December 18, 2017, as amended on January 31, 2018 (the "Related Registration Statement"). The Rule 462 Registration Statement is being filed by the Company with the Commission, under the Securities Act, for the registration of (i) units (the "Units"), each Unit consisting of one share of Common Stock of the Company, $0.01 par value per share (the "Common Stock"), and one warrant to purchase 0.5 of a share of Common Stock (each, a "Common Warrant" and collectively, the "Common Warrants"), (ii) pre-funded units (the "Pre-Funded Units"), each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of Common Stock (each a "Pre-Funded Warrant" and collectively, the "Pre‑Funded Warrants") and one Common Warrant and (iii) warrants to purchase shares of Common Stock (the "HCW Warrants") to be issued to H.C. Wainwright & Co., LLC (the "Placement Agent") as compensation for its services pursuant to an engagement letter entered into by and between the Company and the Placement Agent, dated as of December 18, 2017, the form of which has been filed as Exhibit 1.2 to the Related Registration Statement, with a proposed maximum aggregate offering price of $5,125,000. The HCW Warrants, the Common Warrants and the Pre-Funded Warrants are collectively referred to herein as the "Warrants," and the Units, Pre‑Funded Units, the HCW Warrants, the shares of Common Stock underlying the HCW Warrants, the shares of Common Stock underlying the Common Warrants and the shares of Common Stock underlying the Pre-Funded Warrants are collectively referred to herein as the "Securities."
The Securities are to be sold by the Company pursuant to a prospectus which forms a part of the Related Registration Statement (the "Prospectus"), the Warrants, and a securities purchase agreement pursuant to which certain of the Securities are to be sold (the "Purchase Agreement").  As noted in the Prospectus, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one‑for-one basis.
We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Certificate of Correction to the Amended and Restated Certificate of Incorporation; (iii) the form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock; (iv) the Amended and Restated Bylaws of the Company; (v) the Rule 462 Registration Statement; (vi) the Related Registration Statement and the exhibits thereto; (vii) the Prospectus; (viii) the Purchase Agreement; (ix) the forms of the Warrants; (x) such other corporate records, agreements, documents and instruments; and (xi) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that, with respect to the offering of the Securities by the Company pursuant to the Rule 462 Registration Statement, when the Rule 462 Registration Statement has become effective under the Securities Act: (i) the Securities are or will be, upon issuance, duly authorized, and, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, the Warrants and the Prospectus, as applicable, will be validly issued, fully paid and non-assessable and (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof, the Warrants, when issued and sold as contemplated in the Purchase Agreement, the Related Registration Statement and the Prospectus in exchange for the requisite payment therefor, will be valid and legally binding obligations of the Company.
Our opinion is limited to the laws of the State of Delaware, the laws of the State of New York and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.
We hereby consent to the sole use of this opinion as an exhibit to the Rule 462 Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
Sincerely yours,
/s/ Ballard Spahr LLP